July 29, 2003
Contact: Gerald A. Henseler, executive vice president and CFO Mark A. Fleming, investor and corporate communications


                    BANTA REPORTS 2003 SECOND QUARTER RESULTS

     o Second quarter 2003 sales increased to $337 million from $332 million in the same period last year.
     o Special charges recorded in the second quarter, related to a previously announced restructuring and a litigation settlement from a terminated acquisition, resulted in pretax charges totaling $10.2 million ($6.2 million after tax), or 25 cents per share.
     o Including the charges, Banta reported second quarter diluted earnings per share of 28 cents compared with 52 cents in the same period last year.
     o Excluding the charges, Banta's second quarter diluted EPS was 53 cents per share versus 52 cents in 2002.


         MENASHA, WI . . . Banta Corporation (NYSE: BN) today reported results for 2003's second quarter and first half of the year. Sales for the quarter ended June 28 were $337 million compared with last year's $332 million. Net earnings for the three-month period, including restructuring and acquisition-related charges, were $7.3 million versus 2002's $13.4 million. Second quarter diluted earnings per share were 28 cents, based on weighted average diluted shares outstanding of 25.6 million shares. Diluted earnings per share for the second quarter of 2002 were 52 cents.
     Special charges affecting second quarter results on a pretax basis totaled $10.2 million ($6.2 million after tax, or 25 cents per diluted share). The charges relate to the previously announced restructuring and realignment of Banta's consumer catalog and global supply-chain management operations, and a litigation settlement for a terminated acquisition effort concluded in the second quarter. There were no special charges incurred during the second quarter of 2002.
     Excluding charges, second quarter net earnings were $13.5 million versus the prior year's $13.4 million. Diluted earnings per share before the charges were 53 cents compared with last year's 52 cents. The Corporation believes that providing earnings and diluted earnings per share excluding special charges allows investors to meaningfully analyze, trend and benchmark the performance of its core operations and provides another useful comparison of its operational performance in 2003 to the comparable periods in 2002.
     "We are pleased with our performance in a very difficult economy," said President and Chief Executive Officer Stephanie A. Streeter. "Our second quarter results demonstrate the positive influence of our business diversity, especially the value of our supply-chain management sector. Our special-interest magazine and healthcare operations also continued to deliver strong performance. Their solid results, along with the supply-chain sector, helped counter the effects of a continuing sluggish advertising and promotional environment, which reduced volume for our commercial print businesses. Results were also significantly affected by delays in the issuance of environmental permits as part of the restructuring and modernization of our consumer catalog print platform. This altered the staged and orderly transfer of existing equipment to alternate facilities from our St. Paul plant and postponed the installation of new equipment at our Minneapolis plant, thus constraining our print capacity. While these issues have been substantially resolved, productivity in our catalog division remains negatively affected, which will reduce the company's diluted EPS in the third quarter of 2003. This unanticipated short term loss of catalog production capacity is expected to reduce our third quarter earnings per share by 10 cents to 12 cents versus prior year, before special charges. Recovery of this shortfall is unlikely given the continued weak market conditions, thus our prior full-year guidance will be similarly affected," explains Streeter. "Customer satisfaction and retention is our number one priority. For that reason, our response to this temporary production constraint has been to utilize less efficient and more costly capacity to insure we continue to seamlessly serve our customers."
     "In this tough environment, all of our operations maintained their focus on maximizing productivity, excelling in customer service and generating strong cash flow," notes Streeter. "We are adding capacity in value-added fulfillment services and magazine print production, and are in the final stages of our catalog expansion project, which will be completed by the fall catalog season. With the completion of these projects - and with the continuing benefits of our strong operating discipline - Banta is very well positioned to capitalize on an upturn in demand across our entire print platform."
     For the six months ended June 28, 2003, sales were $673 million compared with last year's $666 million. Net earnings, including special charges, were $18.5 million (72 cents per diluted share) compared with the prior year's $23.9 million (93 cents per diluted share). Special charges recorded in the first half of 2003 totaled $11.1 million pretax ($6.9 million after tax, or 27 cents per diluted share). There were no special charges incurred during the first six months of 2002. Excluding the charges, earnings for the first half of 2003 were $25.4 million compared with $23.9 million for the same period in 2002. Average diluted shares outstanding for the first six-month periods were 25.5 million in 2003 and 25.5 million in 2002.
     The following table provides a reconciliation of net earnings and diluted earnings per share reported in accordance with generally accepted accounting principles to earnings and diluted earnings per share excluding special charges, for the three- and six-month periods ended June 28, 2003, and June 29, 2002:


                                                            Three Months Ended          Six Months Ended
                                                            ------------------          ----------------
Net Earnings (dollars in millions)                          2003          2002        2003          2002
----------------------------------                          ----          ----        ----          ----
GAAP net earnings                                          $ 7.3        $ 13.4      $ 18.5        $ 23.9
Restructuring charge                                         3.4            --         4.1            --
Litigation settlement                                        2.8            --         2.8            --
                                                          ------        ------      ------        ------
Earnings excluding special charges                        $ 13.5        $ 13.4      $ 25.4        $ 23.9
                                                          ======        ======      ======        ======
Diluted Earnings per share
GAAP diluted earnings per share                           $ 0.28        $ 0.52      $ 0.72        $ 0.93
Restructuring charge                                        0.14            --        0.16            --
Litigation settlement                                       0.11            --        0.11            --
                                                          ------        ------      ------        ------
Diluted earnings per share excluding special charges      $ 0.53        $ 0.52      $ 0.99        $ 0.93
                                                          ======        ======      ======        ======

OPERATING HIGHLIGHTS

     o Banta's Supply-Chain Management Sector continued its strong momentum, delivering significant gains in sales and operating earnings in the second quarter. Sales increased 15 percent over 2002's second quarter as Banta recorded improved activity with nearly all of its major customers. Operating earnings were comparable to the year-ago period, as the litigation settlement with Mentor Media offset a favorable product mix and increased volumes at most locations. "We are starting to see new business opportunities developing with key customers," says Streeter. "As those projects materialize, and corporate spending on new technology resumes, we expect to benefit from increased demand for our supply-chain outsourcing services." During the second quarter, Banta announced that it will consolidate its underutilized supply-chain facility in Dublin, Ireland, by year's end, transferring the work to Banta facilities in Cork, Ireland. The operational consolidation is expected to improve facility utilization and provide a more cost effective solution for Banta's customers.
     o Print Sector sales for the second quarter were below the same period last year, $231 million versus $237 million, and were impacted by the continuing weakness in advertising, capacity availability in consumer catalogs and lower volume in the educational market. Print Sector operating earnings were below last year's second quarter due to industrywide pricing declines, volume weakness, and restructuring charges.
          o Banta's publications division delivered both improved sales and earnings in the second quarter despite an approximately 5 percent reduction in advertising pages. Gains in market share continued to drive the division's strong performance. New value-added services and the addition of print capacity in the second half of this year are expected to support continued growth in this division.
          o Educational book printing was below 2002's strong second quarter as publishers delayed ordering classroom materials until state budget cutbacks are finalized. Literature management services revenue grew 11 percent during the quarter as this business unit gained new customers and expanded its value-added service capabilities through the start up of two new fulfillment operations.
          o Catalog division sales and earnings were lower in the second quarter compared to the same period last year. Although sales showed only a 3 percent decline in a soft operating environment, operating earnings were negatively affected by permitting delays that constrained capacity and created additional costs. Also, industrywide competitive pricing in the commercial print segment continues to affect earnings.
          o Print volume shortfalls continue to hamper progress of Banta's direct marketing business. Direct marketers remained cautious during the quarter with promotional plans awaiting more visibility in the economy and consumer spending. While customer print estimating activity has picked up, as yet there has not been a corresponding increase in orders.
     o Banta's single-use healthcare products division recorded a 47 percent increase in second quarter profitability compared to the same period in 2002, building on its outsourcing and efficiency initiatives. While second quarter sales were slightly below the prior-year period, recent new business opportunities should translate into revenue growth in the second half of the year.
     "Banta experienced a very challenging second quarter, but our business diversity, efficient execution and continued focus on controlling costs allowed us to deliver improved sales and profitability, before special charges," says Streeter. "In addition, both our cash flow and balance sheet remain exceptionally strong, providing us with important financial flexibility to aggressively invest in operational expansion and acquisitions, which will accelerate our future growth."
     Banta will host a conference call to discuss its second quarter results on Tuesday, July 29 at 2:00 p.m. CDT (3:00 p.m. EDT). This call will be simultaneously broadcast in the Investor Information area of Banta's Website at www.banta.com, and a replay of the call will be available.
     Banta Corporation is a technology and market leader in printing and supply-chain management. Banta provides a comprehensive combination of printing and digital imaging solutions to leading publishers and direct marketers, including advanced digital content management and e-business services. Banta's global supply-chain management businesses provide a wide range of outsourcing capabilities to the world's largest companies. Services range from materials sourcing, product configuration and customized kitting, to order fulfillment and global distribution.


"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

This news release includes forward-looking statements. Statements that describe future expectations, including revenue and earnings projections, plans, results or strategies, are considered forward-looking. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers' order patterns or demand for the corporation's products and services, pricing, changes in raw material costs and availability, unanticipated changes in sourcing of raw materials by customers, unanticipated changes in operating expenses, unanticipated production difficulties, including with respect to the catalog group modernization, changes in the pattern of outsourcing supply-chain management functions by customers, unanticipated acquisition or loss of significant customer contracts or relationships, unanticipated issues related to the restructurings in the catalog and supply-chain management businesses and expected cost savings related thereto, unanticipated results relating to ongoing litigation, and any unanticipated delay in the economic recovery. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The forward-looking statements included herein are made as of the date hereof, and Banta undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

An electronic version of this news release, as well as other information about Banta Corporation, is available through the company's World Wide Web home site at www.banta.com.